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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated July 17, 1998, and to all references to our Firm included in or made a part of this registration statement of Nuveen Flagship Multistate Trust III (comprising the Nuveen Flagship Alabama Municipal Bond Fund, Nuveen Flagship Georgia Municipal Bond Fund, Nuveen Flagship Louisiana Municipal Bond Fund, Nuveen Flagship North Carolina Municipal Bond Fund, Nuveen Flagship South Carolina Municipal Bond Fund, and Nuveen Flagship Tennessee Municipal Bond
Fund).


                                                   ARTHUR ANDERSEN LLP


Chicago, Illinois
September 21, 1998